EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-95205, No. 333-120432, and No. 333-120433 on Form S-8 of our report dated March 2, 2011, relating to the consolidated balance sheets of iMergent, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations,  stockholders' equity, and cash flows for the year ended December 31, 2010 and for the six months ended December 31, 2009, and financial statement schedule for the year ended December 31, 2010 and six months ended December 31, 2009 appearing in this Annual Report on Form 10-K of iMergent Inc. and subsidiaries for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
March 2, 2011